Exhibit Index

Exhibit No.

Description

99.1

Copy of press release dated November 17, 2011

Exhibit 99.1

SOURCE: iGambit Inc.

November 17, 2011 12:00 ET

iGambit Inc. Reports more than  75% Increase in Third Quarter Revenue

HAUPPAUGE, NY-(Marketwire-November 17, 2011) - iGambit Inc. (OTCBB: IGMB), a diversified technology development and holding company reported results for the third quarter ended September 30, 2011 (in US Dollars).

Third quarter revenue increased more than 75% to $410,258 from $232,343 in the same quarter last year. For the nine-month period, revenue increased over 100% to $1,299,602 from $646,002 in the same period last year. The increase in revenue was due to revenue generated by our subsidiary Gotham Innovation Labs Inc. (“Gotham”).

In addition, we had income from discontinued operations of $242,099 for the nine months ended September 30, 2011, compared to $1,537,489 for the nine months ended September 30, 2010, and net loss of $(230,188) for the nine months ended September 30, 2011, compared to net income of $373,668 for the nine months ended September 30, 2010. The decrease in net income was due to the Digi-Data agreement ending on February 28, 2011.

Management Commentary:

"Once again this quarter our investment in our subsidiary Gotham continues to meet our expectations." Our third quarter and year-to-date financial results display the effective combination of Gotham’s thriving business model and the benefits of our support and direction.”  We anticipate further growth in Gotham.  Our operating revenue remains healthy, despite the Dig-Data contingency payment stream from discontinued operations coming to an end.  We continue to focus on acquisition opportunities to increase our net income and shareholder value.” said John Salerno, president and CEO.

About iGambit Inc.

iGambit, Inc. (IGMB), based in Hauppauge, is a diversified holding company pursuing and evaluating a number of strategic objectives. These objectives include, among others, the potential acquisition of small to medium size businesses. We believe that the background of our management and of our Board of Directors in the technology markets is a valuable resource that makes us a desirable business partner to the companies that we are seeking to acquire. When we acquire a company, we work to assume an active role in the development and growth of the company, providing both strategic guidance and operational support. Once a company joins our partner company network, our collective expertise is leveraged to help position that company to produce high-margin, recurring and predictable earnings and generate long-term value for our stockholders.

For more information regarding iGambit's financial performance during the quarter ended September 30, 2011, please refer to the Form 10-Q filed with the Securities and Exchange Commission on November 10, 2011 or visit www.igambit.com.

Safe Harbor Statement:

Information contained in this press release includes forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "is expected," "intends," "may," "will," "should," "anticipates," "plans" or the negative thereof. These forward-looking statements often include forecasts and projections for future revenue and/or profits and are subject to revision and are not based on audited results. The Company does not undertake to update, revise or correct any forward-looking statements. Investors are cautioned that current results are not necessarily indicative of future results, and actual results may differ from projected amounts. For more complete information concerning factors that could affect the Company's results, reference is made to the Company's registration statements, reports and other documents filed with the Securities and Exchange Commission.

Investor Relations Contact:

iGambit, Inc.

John Salerno, President

631-780-7055

631-656-1045 (fax)

john@igambit.com

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